Exhibit 99.4

The Board of Directors

Progenics Pharmaceuticals, Inc.

One World Trade Center – 47th Floor

New York, New York 10007

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 1, 2019, to the Board of Directors (in its capacity as such) of Progenics Pharmaceuticals, Inc. (“Progenics”) included as Annex C to, and to the reference to such opinion letter under the captions “SUMMARY—Opinion of Progenics’ Financial Advisor”, “LANTHEUS HOLDINGS PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE AND PROGENICS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT—Background of the Merger and Certain Other Developments”, “LANTHEUS HOLDINGS PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE AND PROGENICS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT—Progenics’ Reasons for the Merger; Recommendation of the Progenics Board of Directors that Progenics Stockholders Adopt the Merger Agreement”, and “LANTHEUS HOLDINGS PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE AND PROGENICS PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT—Opinion of Progenics’ Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger involving Progenics, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Lantheus Holdings, Inc. filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). By giving the foregoing consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JEFFERIES LLC

JEFFERIES LLC

November 12, 2019